                   Exhibit 2.1

AGREEMENT TO DISSOLVE
BLUE EAGLE ENERGY, LLC

This Agreement to Dissolve Blue Eagle Energy, LLC (this “Agreement”) is entered into as of the 4th day of September, 2012, by and among Blue Eagle Energy, LLC, a Delaware limited liability company (“BEE”), Abraxas Petroleum Corporation, a Nevada corporation (“Abraxas”), and Rock Oil Company, LLC, a Delaware limited liability company (“Rock Oil”).

− RECITALS –

Abraxas and Rock Oil are the sole members of BEE, and are parties to that certain Limited Liability Company Agreement of Blue Eagle Energy, LLC, dated as of August 18, 2010 (the “LLC Agreement”).  Section 7.1(b) of the LLC Agreement provides that BEE is to be dissolved upon the occurrence of, among other events, “written agreement” of Abraxas and Rock Oil “that the business of the Company shall be discontinued.”  Abraxas and Rock Oil have reached an agreement on the terms pursuant to which the business of BEE is to be discontinued, including the distribution of BEE’s assets to and assumption of associated liabilities by Abraxas and Rock Oil.  If and to the extent any provisions set forth in this Agreement are inconsistent with the terms of the LLC Agreement, the terms of the LLC Agreement shall be deemed to be amended to be consistent with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be derived from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

− AGREEMENT –

1. Distribution of Oil and Gas Interests and Assumption of Related Liabilities.  Effective at the Effective Time (defined below), BEE shall distribute, convey, assign and transfer the following interests and assets to Abraxas and Rock Oil, respectively, without warranty of any kind (other than a special warranty of title), and each of Abraxas and Rock Oil shall agree to assume any liabilities associated with the interests and assets being assigned and transferred to it:

A.	all rights, title and interest in the Yoakum properties, which are described on Exhibit A to this Agreement, shall be conveyed to Abraxas;

B.	an undivided 25% working interest in the Sugarkane and Wycross properties, which are described on Exhibit B to this Agreement, shall be conveyed to Abraxas;

C.
all rights, title and interest in and to the Jourdanton properties limited in depth from the surface to the base of the Buda formation (defined as the stratagraphic equivalent of 8,125 feet as noted on the Dual Induction-SFL-Sonic log of the Leede Oil and Gas, Inc. #1 W.E. Stapp (API Number 42-013-31128)), including the Grass Farms Wells, which are described on Exhibit C to this Agreement, shall be conveyed to Abraxas;

D.	an undivided 75% working interest in the Sugarkane and Wycross properties, which are described on Exhibit B to this Agreement, shall be conveyed to Rock Oil; and

E.
all rights, title and interest in and to the Jourdanton properties for all depths below the base of the Buda formation (as defined above), which are described in Exhibit C to this Agreement, shall be conveyed to Rock Oil;

The assignment and assumption of liabilities with respect to the interests described in A through E above shall be effected by an Assignment, Bill of Sale and Conveyance in form and substance satisfactory to each of Rock Oil and Abraxas. The properties described in paragraphs A through C above are sometimes referred to as the “Abraxas Properties” and the properties described in paragraphs D and E above are sometimes referred to above as the “Rock Oil Properties.”

2. Other BEE Assets and Liabilities.  As set forth in Exhibit D to this Agreement:  (A) BEE will be retaining cash in the amount set forth in Exhibit D to fund various ongoing matters which will be addressed subsequent to the Closing Date (defined below); and (B) BEE shall distribute on the Closing Date cash to Abraxas and cash to Rock Oil in the respective amounts set forth in Exhibit D.  In addition, on the Closing Date:  (C) BEE, Abraxas and Rock Oil shall enter into an Assignment and Assumption Agreement with respect to distribution of the proceeds, expenses, receivables, payables and liabilities set forth on Exhibit D,  in form and substance satisfactory to each of Rock Oil and Abraxas ; and (D) BEE will convey to Rock Oil title to BEE’s Toyota Tundra truck.

3. Operating and Area of Mutual Interest Agreements.  On the Closing Date, Abraxas and Rock Oil shall execute and deliver to the other party (A) an Operating Agreement with respect to their joint interests in the Sugarkane properties, (B) a second Operating Agreement with respect to their joint interests in the Wycross properties, and (C) an Area of Mutual Interest Agreement with respect to the Wycross and Sugarkane properties, which Agreements shall be in form and substance satisfactory to Rock Oil and Abraxas.

4. Contribution by Rock Oil; Distribution of Cash to Abraxas.  On the Closing Date, Rock Oil shall contribute $28 million to BEE, $7 million of which will be in the form of cash, and $21 million of which will be an account receivable from Rock Oil to BEE (which receivable shall be distributed to Rock Oil on the Closing Date).

5. Termination of Current Operating Agreement.  Effective at the Effective Time, that certain Model Form Operating Agreement dated August 18, 2010, between Abraxas and BEE, shall be deemed to have terminated and be of no further force and effect.

6. Winding Up of BEE; LLC Agreement and Master Services Agreement.  From and after the Closing Date, Rock Oil shall continue to manage BEE in accordance with the terms of the LLC Agreement (as amended by this Agreement) and the Master Services Agreement dated August 18, 2010, between BEE and Rock Oil (the “Master Services Agreement”), except that its authority and responsibilities shall be limited to executing and delivering the agreements, documents and instruments contemplated by this Agreement and winding up the business and affairs of BEE as provided in Article VII of the LLC Agreement.  For this purpose, Rock Oil shall be the “liquidator” of BEE’s assets as provided in Article VII of the LLC Agreement, and shall wind up the business and affairs of BEE in accordance with the provisions of such Article VII, the terms of this Agreement, and Section 18-804 of the Delaware Limited Liability Company Act, as amended.  Notwithstanding the foregoing, the parties acknowledge and agree that Rock Oil will have such authority as is necessary, and BEE will continue its existence, to address the EnerQuest transaction and certain other matters for which BEE is retaining cash, as set forth on Exhibit D to this Agreement.  Upon the filing of the Certificate of Cancellation with the Secretary of State of Delaware, as provided in Section 7.6 of the LLC Agreement, the LLC Agreement and Master Services Agreement shall terminate.

7. Proceeds and Expenses.

A. Proceeds After Effective Time.  All proceeds attributable to the Abraxas Properties accruing from and after the Effective Time shall belong to Abraxas and all proceeds attributable to the Rock Oil Properties accruing from and after the Effective Time shall belong to Rock Oil .  If BEE, Abraxas or Rock Oil has received proceeds belonging to either Abraxas or Rock Oil after the Effective Time, such party will account to the other for such proceeds at the same price received for the production in accordance with its existing product purchase and sale contracts.

B. Expenses after Effective Time.  BEE, Abraxas and Rock Oil shall be entitled to be reimbursed by Abraxas and Rock Oil, as the case may be, for any costs and expenses paid by BEE, Abraxas and Rock Oil with respect to the Abraxas Properties and the Rock Oil Properties for any period from and after the Effective Time attributable to the ownership or operation of the Abraxas Properties and the Rock Oil Properties from and after the Effective Time. Abraxas and Rock Oil agree to reimburse BEE and each other for all such costs and expenses within five (5) days after receipt from BEE, Abraxas or Rock Oil, as appropriate, of a notice of reimbursement accompanied by written evidence of the underlying payment on account of such costs and expenses.

8. Indemnification.  Following the Closing (defined below), Abraxas shall indemnify and hold harmless BEE and Rock Oil, as well as their respective managers, officers, employees, and members (other than Abraxas), from and against any and all liabilities, obligations and expenses (A) arising in connection with the interests and assets which are being assigned and transferred to Abraxas pursuant to this Agreement, to the extent any such liabilities, obligations and expenses relate to the period from and after the Effective Time, and (B) resulting from any breach by Abraxas of the representations, warranties and covenants made by Abraxas in this Agreement.  Following the Closing, Rock Oil shall indemnify and hold harmless BEE and Abraxas, as well as their respective officers, directors, managers, employees and members (other than Rock Oil), from and against any and all liabilities, obligations and expenses (X) arising in connection with the interests and assets which are being assigned and transferred to Rock Oil pursuant to this Agreement, to the extent any such liabilities, obligations and expenses relate to the period from and after the Effective Time, and (Y) resulting from any breach by Rock Oil of the representations, warranties and covenants made by Rock Oil in this Agreement.

9. Representations and Warranties.

A.	Representations and Warranties by Abraxas. Abraxas makes the following representations and warranties to Rock Oil and BEE:

(i)
Abraxas has all requisite power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to operate the interests and assets being conveyed to it pursuant to this Agreement.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Abraxas.

(ii)
The consummation of the transactions contemplated hereby will not violate, nor be in conflict with, any provision of Abraxas’ Articles of Incorporation or other governing documents, or any agreement or instrument to which Abraxas is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Abraxas, except for any consents and approvals of governmental authorities customarily obtained subsequent to transfer.

B.	Representations and Warranties by Rock Oil. Rock Oil makes the following representations and warranties to Abraxas and BEE:

(i)
Rock Oil has all requisite power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to operate the interests and assets being conveyed to it pursuant to this Agreement.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Rock Oil.

(ii)
The consummation of the transactions contemplated hereby will not violate, nor be in conflict with, any provision of Rock Oil’s Amended and Restated Operating Agreement or other governing documents, or any agreement or instrument to which Rock Oil is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Rock Oil, except for any consents and approvals of governmental authorities customarily obtained subsequent to transfer.

10. Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place simultaneously with the parties’ execution and delivery of this Agreement at the offices of Ducker, Montgomery, Lewis & Bess P.C., counsel to Rock Oil, and Jackson Walker LLP, counsel to Abraxas, on September 5, 2012 (the “Closing Date”).  Each closing transaction under this Agreement shall be deemed held in escrow until all closing transactions are completed.  Upon completion of the Closing, all transactions effected at the Closing shall be deemed to be effective for all purposes as of 12:01 a.m., Central Time, on September 1, 2012 (the “Effective Time”).  At the Closing :

A.	the parties shall execute and deliver to each other this Agreement;

B.	Rock Oil shall make a cash capital contribution to BEE in the amount of $7 million;

C.	BEE shall make a cash distribution to Abraxas, by wire transfer of immediately available funds to an account designated in writing by Abraxas, in the amount set forth on Exhibit D;

D.	BEE shall make a cash distribution to Rock Oil in the amount set forth on Exhibit D;

E.	BEE shall execute and deliver to Rock Oil such instrument as is necessary to convey to Rock Oil title to BEE’s Toyota Tundra truck;

F.	BEE and Abraxas shall execute and deliver to each other one or more forms of Assignment, Bill of Sale and Conveyance, to convey the interests to Abraxas, as described in Section 1 of this Agreement;

G.	BEE and Rock Oil shall execute and deliver to each other one or more forms of Assignment, Bill of Sale and Conveyance, to convey the interests to Rock Oil, as described in Section 1 of this Agreement;

H.	BEE, Abraxas and Rock Oil shall execute and deliver to each other an Assignment and Assumption Agreement, as described in Section 2 of this Agreement;

I.	Abraxas and Rock Oil shall execute and deliver to each other an Operating Agreement with respect to their joint interests in the Sugarkane properties, as described in Section 3 of this Agreement;

J.	Abraxas and Rock Oil shall execute and deliver to each other an Operating Agreement with respect to their joint interests in the Wycross properties, as described in Section 3 of this Agreement;

K.	Abraxas and Rock Oil shall execute and deliver to each other an Area of Mutual Interest Agreement with respect to the Wycross and Sugarkane properties, as described in Section 3 of this Agreement; and

L.	Abraxas and Rock Oil shall execute and deliver to each other a Transfer of Operations Agreement in form and substance satisfactory to Abraxas and Rock Oil.

11. Consents. No later than one business day following the Closing Date, BEE and Rock Oil shall transmit all consents to assignment and similar documents to any third parties having a right of first refusal, a right to consent to assignment, a right to receive notice of assignment or any similar rights.

12. Miscellany.

A.
Transaction Expenses.  BEE shall be responsible for the payment of all fees and expenses incurred by Abraxas and Rock Oil in connection with the negotiation and preparation of this Agreement and all other all agreements and documents ancillary hereto and the transactions contemplated hereby and thereby (collectively the “Transaction  Expenses”).  The Transaction Expenses shall include all fees, costs, and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by each such party to assist with the negotiation or preparation of this Agreement and all other agreements and documents ancillary hereto and the transactions contemplated hereby and thereby.  Promptly after Closing, BEE shall pay all Transaction Expenses or, if necessary, reimburse Abraxas and Rock Oil for any Transaction Expenses paid by them prior to the date hereof.

B.	Amendment; Waiver.

(i)	Any amendment to this Agreement shall require the written approval of each of Abraxas and Rock Oil.

(ii)
Failure on the part of a party to complain of any act or omission of any party or to declare any party in breach or default with respect to an obligation, irrespective of how long that failure continues, shall not be construed as a waiver of the breach or default until the applicable statute of limitations has run.  No waiver of any obligation under this Agreement shall be effective unless in writing signed by or on behalf of the party to whom the obligation is owed.

C.
Entire Agreement.  This Agreement, together with the other agreements and instruments referred to herein, constitute the entire agreement between Abraxas and Rock Oil with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, between them with respect to the subject matter hereof.  All Exhibits hereto are expressly made a part of this Agreement.

D.
Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other person, other than BEE, under or by reason of this Agreement).

E.
Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction).

F.
Severability.  In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

G.
Headings.  The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof.

H.
Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each party agrees to execute and deliver any additional documents and instruments and to perform any additional acts necessary or appropriate to effectuate the provisions of this Agreement and the transactions contemplated hereby.

I.
Counterparts; Electronic Signature Delivery.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by electronic transmission of a facsimile thereof (including a “.pdf” format data file), such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile were an original signature.

J.
Amendments to LLC Agreement.  From and after the Effective Time, (i) Section 3.4 of the LLC Agreement shall be of no further force and effect; and (ii) Section 12.2 of the LLC Agreement shall not apply with respect to any information related to those assets which are being distributed to Abraxas and Rock Oil pursuant to this Agreement.

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